Exhibit 20.1

Investor Contact:                                 Media Contact:
Joseph D. Pititto                                 Ken Young
(516) 237-6131                                    (516) 237-6102
E-mail: invest@1800flowers.com                    E-mail: kyoung@1800flowers.com

            1-800-FLOWERS.COM Announces Acquisition of greatfood.com

Acquisition extends 1-800-FLOWERS.COM's position as a leading online retailer of "thoughtful gift expressions"; Offers opportunity for the Company to expand its share of the fast growing online specialty and gourmet foods category

Westbury, NY, November 30, 1999 -- 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading online retailer of thoughtful gift expressions for all occasions and a highly recognized brand, today announced the acquisition of GreatFood.com Inc., a leading online retailer of specialty and gourmet food products, for $18.5 million in cash.

Jerry Noonan, 1-800-FLOWERS.COM's SVP and Chief Marketing Officer, said "greatfood.com fits very well with our strategy of broadening our non-floral product offering and thereby enhancing our position as our customers' trusted online provider of thoughtful gift expressions for all occasions. Industry studies indicate gourmet and specialty food items represent a market that exceeded $30 billion in retail sales in 1998 and is growing rapidly on the Web. greatfood.com brings us a strong, online `sub-brand' for this product category as well as a great selection of high-quality products, excellent online content and an experienced management team that we believe will help us accelerate our growth in the overall gift category."

Ben Nourse, President of greatfood.com, said, "We're extremely proud to become a member of the 1-800-FLOWERS.COM family. Their leadership in the fast growing online gifting market, along with their focus on providing an exemplary customer experience, is a perfect match for greatfood.com. With their marketing muscle behind us, we expect to be able to expand our position in the online gourmet food market."

About greatfood.com

Founded in 1995, greatfood.com features more than 4,000 hand-selected specialty food items from 100+ suppliers. greatfood.com has been recognized nationally for its high quality and wide array of products as well as ease of use and secure online ordering system. In the November 1998 issue of PC world, greatfood.com was named one of the best online gift shops. In January, The New York Times noted greatfood.com's rating by BizRate.com as one of the top 10 best online customer service sites. greatfood.com was also featured in Time magazine's 1998 Technology Buyer's Guide and was included by The Wall Street Journal in a list of suggested online holiday specialty food shops. greatfood.com is located in Seattle, WA. Additional information is available on the company's Web site at http://www.greatfood.com.

About 1-800-FLOWERS.COM

With one of the most recognized brands in e-commerce, 1-800-FLOWERS.COM (http://www.1800flowers.com), is a leading online source for social and gift expressions including fresh-cut flowers, plants, gift baskets, candies and gourmet treats, gifts for gardeners and a range of unique gift ideas. The Company's products are available to customers around the world via its web site on the Internet (www.1800flowers.com), through online services such as AOL (keyword: flowers), MSN, Yahoo, Excite@Home, Snap.com and others, or by calling 1-800-FLOWERS (1-800-356-9377) 24 hours a day. The Company's Web site was recently chosen as the best overall Internet gift store by Gomez Advisors (www.gomez.com/index.cfm) a leading provider of e-commerce research and analysis. The site is ranked number 22 in Inter@ctive Week magazine's "The Internet 500" and has also received accolades from Ladies' Home Journal (Shop Online 1-2-3 supplement), Internet Retailer and Smart Computing magazines as one of the best shopping sites on the Internet. 1-800-FLOWERS.COM is listed on the NASDAQ National Market under the symbol "FLWS."

Special Note Regarding Forward-Looking Statements:

A number of statements contained in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the company's ability to maintain and enhance its online shopping Web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to successfully integrate the systems and operations of acquired businesses; its reliance on third party vendors for a significant portion of its order fulfillment; and the successful implementation and utilization of advanced customer service and order entry technologies. For a more detailed description of these and other risk factors, please refer to the Company's Securities and Exchange Commission filings including the Company's Form 10-K, Form 10-Q and the IPO registration statement on Form S-1.

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